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                                                                      EXHIBIT 11


                            ReliaStar Financial Corp.
                        Computation of Per Share Earnings
                     (in millions, except per share amounts)

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
                                                                              Three Months                         Nine Months
                                                                           Ended September 30                  Ended September 30
                                                                       -------------------------          --------------------------
                                                                        1999               1998             1999              1998
                                                                       ------           --------          ---------        ---------
NUMERATOR - BASIC AND DILUTED

Income from Continuing Operations                                      $  46.1          $   68.6          $  182.2         $  206.0
Loss from Discontinued Operations                                            -                 -                 -             (3.4)
                                                                       -------          --------          --------         --------
Net Income                                                             $  46.1          $   68.6          $  182.2         $  202.6
                                                                       =======          ========          ========         ========

DENOMINATOR

Weighted Average Common Shares Outstanding
      During the Period (Basic)                                           86.1              91.5              87.6             91.2
Dilutive Effect of Stock Options                                           1.1               1.5               1.1              1.6
Other                                                                       .1                .1                .1               .1
                                                                       -------          --------          --------         --------
   Weighted Average Common Shares During the Period (Diluted)             87.3              93.1              88.8             92.9
                                                                       =======          ========          ========         ========

PER COMMON SHARE
Basic
Income from Continuing Operations                                      $   .54          $    .75          $   2.08         $   2.26
Loss from Discontinued Operations                                            -                -                  -             (.04)
                                                                       -------          --------          --------         --------
Net Income                                                             $   .54          $    .75          $   2.08         $   2.22
                                                                       =======          ========          ========         ========

Diluted
Income from Continuing Operations                                      $   .53          $    .74          $   2.05         $   2.22
Loss from Discontinued Operations                                            -                -                  -             (.04)
                                                                       -------          --------          --------         --------
Net Income                                                             $   .53          $    .74          $   2.05         $   2.18
                                                                       =======          ========          ========         ========
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